                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): FEBRUARY 6, 2002
                                                         ----------------




                             UNITED AUTO GROUP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)







              DELAWARE                                        1-12297                            22-3086739
              --------                                        -------                            ----------
(State or Other Jurisdiction of Incorporation)          (Commission File Number)          (IRS Employer Identification Number)


       13400 OUTER DRIVE WEST                                                                       48239
       ----------------------                                                                       -----
            DETROIT, MI                                                                       (Including Zip Code)
            -----------
  (Address of Principal Executive
              Offices)


                                  313-592-7311
                                  ------------
              (Registrant's Telephone Number, Including Area Code)

ITEM 5.  FINANCIAL STATEMENTS AND EXHIBITS


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those described under "Risk Factors" and included in our filings with with the Commission.

GENERAL

     We are the third largest publicly-held automotive retailer in the United States as measured by total revenues. As of December 31, 2001, we owned and operated 127 franchises located primarily in major metropolitan areas in 19 states, Puerto Rico and Brazil. As an integral part of our dealership operations, we retail new and used automobiles and light trucks, operate service and parts departments, operate collision repair centers and sell various aftermarket products, including finance, warranty, extended service and other insurance contracts.

     New vehicle revenues include sales to retail and fleet customers and to leasing companies providing consumer automobile leasing. Used vehicle revenues include amounts received for used vehicles sold to retail customers, leasing companies providing consumer leasing, other dealers and wholesalers. We generate finance and insurance revenues from sales of warranty policies, extended service contracts, other insurance policies, and accessories, as well as from fees for placing finance and lease contracts. Service and parts revenues include fees paid for repair and maintenance service, the sale of replacement parts and body shop repairs.

     Our gross profit tends to vary with the mix of revenues we derive from new vehicle sales, used vehicle sales, finance and insurance revenues, and service and parts revenues. Our gross profit generally varies across product lines, with new vehicle sales usually resulting in lower gross profits and our other products resulting in higher gross profits. Factors such as seasonality, weather, cyclicality and manufacturers' advertising and incentives may impact the mix of our revenues, and therefore influence our gross margin.

     Our selling expenses consist of advertising and compensation for sales department personnel, including commissions and related bonuses. General and administrative expenses include compensation for administration, finance, legal and general management personnel, depreciation, amortization, rent, insurance, utilities and other outside services. A significant portion of our selling expenses are variable (such as sales commissions), and a significant portion of our general and administrative expenses are subject to our control (such as advertising costs), allowing our costs to adapt to trends in the market.

     Floor plan interest expense relates to floor plan financing. Other interest expense consists of interest charges on all of our interest-bearing debt, other than interest relating to floor plan financing.

     We have made a number of dealership acquisitions in each year since 1999. Each of these acquisitions has been accounted for using the purchase method of accounting. As a result, our financial statements include the results of operations of the acquired dealerships from the date of acquisition.

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Revenues. Retail revenues, which exclude revenues relating to fleet and wholesale transactions, increased by $1.3 billion, or 28.5%, from $4.4 billion to $5.7 billion. The overall increase in retail revenues is due primarily to:
(1) a $328.9 million, or 9.1%, increase in retail revenues at dealerships owned prior to January 1, 2000, and (2) dealership acquisitions made subsequent to January 1, 2000, partially offset by a decrease in revenues resulting from the divestiture of certain dealerships. The overall increase in retail revenues at dealerships owned prior to January 1, 2000 reflects 10.3%, 6.2%, 19.4% and 4.2% increases in new retail vehicle, used retail vehicle, finance and insurance and service and parts revenues, respectively. Revenues of $520.1 million from fleet and wholesale transactions represent a 16.6% increase versus the prior year. The increase in fleet and wholesale revenues is due to acquisitions subsequent to January 1, 2001.

     Retail sales of new vehicles, which exclude fleet transactions, increased by $865.9 million, or 30.5%, from $2.8 billion to $3.7 billion. The increase is due primarily to: (1) a $237.9 million, or 10.3%, increase at dealerships owned prior to January 1, 2000 and (2) acquisitions made subsequent to January 1, 2000, partially offset by a decrease resulting from the divestiture of certain dealerships. The increase at dealerships owned prior to January 1, 2000, is due primarily to a 7.6% increase in new retail unit sales and an increase in comparative average selling prices per vehicle. Aggregate retail unit sales of new vehicles increased by 25.2%, due principally to: (1) the net increase at dealerships owned prior to January 1, 2000 and (2) acquisitions made subsequent to January 1, 2000, partially offset by the decrease due to divested dealerships. We retailed 141,056 new vehicles (67.1% of total retail vehicle sales) during the year ended December 31, 2001, compared with 112,676 new vehicles (65.9% of total retail vehicle sales) during the year ended December 31, 2000. Fleet revenues increased $29.4 million, or 22.5%, versus the comparable prior year period. The increase in fleet revenues is due primarily to: (1) a $10.9 million, or 8.7%, increase in fleet sales revenues at dealerships owned prior to January 1, 2000 and (2) acquisitions made subsequent to January 1, 2000, partially offset by a decrease resulting from the divestiture of certain dealerships.

     Retail sales of used vehicles, which exclude wholesale transactions, increased by $216.0 million, or 23.7%, from $912.0 million to $1.1 billion. The increase is due primarily to: (1) a $47.4 million, or 6.2%, increase at dealerships owned prior to January 1, 2000 and (2) acquisitions made subsequent to January 1, 2000, partially offset by a decrease resulting from the divestiture of certain dealerships. The increase at dealerships owned prior to January 1, 2000, is due primarily to a 5.2% increase in used retail unit sales and an increase in comparative average selling prices per vehicle. Aggregate retail unit sales of used vehicles increased by 19.0%, due principally to: (1) the net increase at dealerships owned prior to January 1, 2000, and (2) acquisitions made subsequent to January 1, 2000, partially offset by the decrease due to divested dealerships. We retailed 69,302 used vehicles (32.9% of total retail vehicle sales) during the year ended December 31, 2001, compared with 58,252 used vehicles (34.1% of total retail vehicle sales) during the year ended December 31, 2000. Wholesale revenues increased $44.5 million, or 14.1%, versus the comparable prior year period. The increase in wholesale revenues is due primarily to: acquisitions made subsequent to January 1, 2000; partially offset by (1) a $13.1 million, or 5.1%, decrease at dealerships owned prior to January 1, 2000 and (2) a decrease resulting from the divestiture of certain dealerships.

     Finance and insurance revenues increased by $60.6 million, or 31.4%, from $193.1 million to $253.7 million. The increase is due primarily to: (1) a $26.8 million, or 19.4%, increase at dealerships owned prior to January 1, 2000 and
(2) acquisitions made subsequent to January 1, 2000, partially offset by a decrease resulting from the divestiture of certain dealerships.

     Service and parts revenues increased by $120.4 million, or 24.5%, from $491.8 million to $612.2 million. The increase is due primarily to: (1) a $16.8 million, or 4.2%, increase at dealerships owned prior to January 1, 2000 and (2) acquisitions made subsequent to January 1, 2000, partially offset by a decrease resulting from the divestiture of certain dealerships.

     Gross Profit. Retail gross profit, which excludes gross profit on fleet and wholesale transactions, increased $176.0 million, or 26.0%, from $675.5 million to $851.5 million. The increase in gross profit is due to: (i) a $45.9 million, or 8.5%, increase in retail gross profit at stores owned prior to January 1, 2000, and (2) acquisitions made subsequent to January 1, 2000, partially offset by a decrease resulting from the divestiture of certain dealerships. Gross profit as a percentage of revenues on retail transactions decreased from 15.2% to 14.9%. Gross profit as a percentage of revenues for new vehicle retail, used vehicle retail, finance and insurance and service and parts revenues was 8.3%, 10.6%, 58.5%, and 44.9%, respectively, compared with 8.8%, 10.7%, 58.7% and 43.8% in the comparable prior year period. The decrease in gross profit as a percentage of revenues on retail transactions is primarily attributable to: (1) an increase in the relative proportion of lower margin new vehicle sales revenues to total retail vehicle revenues, (2) a decrease in the percentage of higher margin finance and insurance and service and parts revenues to total retail revenues, (3) decreased gross profit margins on new retail vehicle revenues, and (4) decreased gross profit margins on used retail vehicle revenues, partially offset by increased gross profit margins on service and parts revenues. Aggregate gross profit on fleet and wholesale transactions decreased by $2.8 million to a loss of $0.3 million.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $153.6 million, or 28.5%, from $539.7 million to $693.3 million. Such expenses as a percentage of total revenue were 11.1%, which is consistent with the prior year, and increased as a percentage of gross profit from 79.6% to 81.5%. The aggregate increase in selling, general and administrative expenses is due principally to: (1) a $45.6 million, or 11.0%, increase at dealerships owned prior to January 1, 2000, and (2) acquisitions made subsequent to January 1, 2000, partially offset by a decrease resulting from the divestiture of certain dealerships. The increase in selling, general and administrative expenses at stores owned prior to January 1, 2000 is due in large part to increased selling expenses, including increased variable compensation, as a result of the 8.5% increase in retail gross profit over the prior year.

     Floor Plan Interest Expense. Floor plan interest expense decreased by $2.0 million, or 4.4%, from $44.4 million to $42.4 million. The decrease in floor plan interest expense is due to (1) a $10.1 million, or 29.4%, decrease at stores owned prior to January 1, 2000 and (2) a decrease relating to the divestiture of certain dealerships, partially offset by acquisitions made subsequent to January 1, 2000. The decrease at stores owned prior to January 1, 2000 is due primarily to a decrease in inventory at dealerships owned prior to January 1, 2001, coupled with a decrease in our weighted average borrowing rate on floor plan indebtedness during 2001.

     Other Interest Expense. Other interest expense increased by $2.0 million, or 6.1%, from $32.8 million to $34.8 million. The increase is due primarily to increased acquisition related indebtedness, offset in part by (1) a decrease in our weighted average borrowing rate during 2001, (2) the effect of refinancing our 11.0% senior subordinated notes due 2007 and certain other indebtedness with lower interest borrowings under our amended and restated credit agreement, dated as of December 22, 2000 and (3) the paydown of indebtedness with proceeds from equity offerings subsequent to December 31, 2000.

     Income Taxes. Income taxes increased by $8.5 million from $26.6 million to $35.1 million. The increase is due to an increase in pre-tax income compared with 2000.

     Extraordinary Item. The 2000 extraordinary loss of $4.0 million, net of $3.1 million of tax, represents a loss resulting from the redemption premium paid for the subordinated notes and the write-off of unamortized deferred financing costs relating thereto.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Revenues. Retail revenues, which exclude revenues relating to fleet and wholesale transactions, increased by $855.7 million, or 23.9%, from $3.6 billion to $4.4 billion. The overall increase in retail revenues is due primarily to:
(1) a $196.1 million, or 6.2%, increase in retail revenues at dealerships owned prior to January 1, 1999 and (2) dealership acquisitions made subsequent to January 1, 1999, partially offset by a decrease in revenues resulting from the divestiture of some dealerships. The overall increase in retail revenues at dealerships owned prior to January 1, 1999, reflects 6.3%, 5.1%, 7.3% and 7.9% increases in new retail vehicle, used retail vehicle, finance and insurance and service and parts revenues, respectively. Revenues of $446.2 million from fleet and wholesale transactions were consistent with the prior year.

     Retail sales of new vehicles, which exclude fleet sale transactions, increased by $593.0 million, or 26.4%, from $2.2 billion to $2.8 billion. The increase is due primarily to: (1) a $125.0 million, or 6.3%, increase at dealerships owned prior to January 1, 1999, and (2) acquisitions made subsequent to January 1, 1999, partially offset by a decrease resulting from the divestiture of some dealerships. The increase at dealerships owned prior to January 1, 1999, is due primarily to a 4.0% increase in new retail unit sales and an increase in comparative average selling prices per vehicle. Aggregate retail unit sales of new vehicles increased by 20.8%, due principally to: (1) the net increase at dealerships owned prior to January 1, 1999, and (2) acquisitions made subsequent to January 1, 1999, partially offset by the decrease due to divested dealerships. We retailed 112,676 new vehicles (65.9% of total retail vehicle sales) during the year ended December 31, 2000, compared with 93,259 new vehicles (64.2% of total retail vehicle sales) during the year ended December 31, 1999. Fleet sales decreased $39.5 million, or 23.2%, compared to the comparable prior year period due primarily to a 31.9% decrease in fleet unit sales.

     Retail sales of used vehicles, which exclude wholesale transactions, increased by $142.3 million, or 18.5%, from $769.6 million to $912.0 million. The increase is due primarily to: (1) a $35.2 million, or 5.1%, increase at dealerships owned prior to January 1, 1999, and (2) acquisitions made subsequent to January 1, 1999, partially offset by a decrease resulting from the divestiture of certain dealerships. The increase at dealerships owned prior to January 1, 1999, is due primarily to a 1.5% increase in used retail unit sales and an increase in comparative average selling prices per vehicle. Aggregate retail unit sales of used vehicles increased by 12.0%, due principally to: (1) the net increase at dealerships owned prior to January 1, 1999, and (2) acquisitions made subsequent to January 1, 1999, partially offset by the decrease due to divested dealerships. We retailed 58,252 used vehicles (34.1% of total retail vehicle sales) during the year ended December 31, 2000, compared with 52,027 used vehicles (35.8% of total retail vehicle sales) during the year ended December 31, 1999. Wholesale revenues increased $45.2 million, or 16.7%, compared to the comparable prior year period. The increase in wholesale revenues is due primarily to: acquisitions made subsequent to January 1, 1999, offset in part by (1) an $8.2 million, or 3.5%, decrease at dealerships owned prior to January 1, 1999, and (2) a decrease resulting from the divestiture of some dealerships.

     Finance and insurance revenues increased by $27.4 million, or 16.5%, from $165.8 million to $193.1 million. The increase is due primarily to: (1) an $8.8 million, or 7.3%, increase at dealerships owned prior to January 1, 1999, and
(2) acquisitions made subsequent to January 1, 1999, partially offset by a decrease resulting from the divestiture of certain dealerships.

     Service and parts revenues increased by $93.0 million, or 23.3%, from $398.8 million to $491.8 million. The increase is due primarily to: (1) a $27.1 million, or 7.9%, increase at dealerships owned prior to January 1, 1999, and
(2) acquisitions made subsequent to January 1, 1999, partially offset by a decrease resulting from the divestiture of some dealerships.

     Gross Profit. Retail gross profit, which excludes gross profit on fleet and wholesale transactions, increased $125.9 million, or 22.9%, from $549.6 million to $675.5 million. The increase in gross profit is due to: (1) a $30.6 million, or 6.5%, increase in retail gross profit at stores owned prior to January 1, 1999, and (2) acquisitions made subsequent to January 1, 1999, partially offset by a decrease resulting from the divestiture of some dealerships. Gross profit as a percentage of revenues on retail transactions decreased from 15.3% to 15.2%. Gross profit as a percentage of revenues for new vehicle retail, used vehicle retail, finance and insurance and service and parts revenues was 8.8%, 10.7%, 58.7%, and 43.8%, respectively, compared with 8.6%, 11.1%, 58.8% and 43.4% in the comparable prior year period. The decrease in gross profit as a percentage of revenues on retail transactions is primarily attributable to: (1) an increase in the relative proportion of lower margin new vehicle sales revenues to total retail revenues during 2000 and (2) decreases in gross profit margins on used retail vehicle revenues; partially offset by increases in gross profit margins on new retail vehicle and service and parts revenues and an increase in service and parts revenues as a percentage of total revenues. Aggregate gross profit on fleet and wholesale transactions increased $2.6 million to $2.4 million.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $94.6 million, or 21.2%, from $445.1 million to $539.7 million. These expenses as a percentage of total revenues were 11.1%, which is consistent with the prior year, and decreased as a percentage of gross profit from 81.0% to 79.6%. The aggregate increase in selling, general and administrative expenses is due principally to: (1) a $26.6 million, or 7.3%, increase at stores owned prior to January 1, 1999 and (2) acquisitions made subsequent to January 1, 1999, partially offset by a decrease resulting from the divestiture of some dealerships. The increase in selling, general and administrative expense at stores owned prior to January 1, 1999 is due in large part to increased selling expenses, including increased variable compensation, as a result of the 6.5% increase in retail gross profit over the prior year.

     Floor Plan Interest Expense. Floor plan interest expense increased by $15.7 million, or 54.9%, from $28.7 million to $44.4 million. The increase in floor plan interest expense is due to: (1) a $6.0 million, or 24.3%, increase at stores owned prior to January 1, 1999 and (2) acquisitions made subsequent to January 1, 1999, offset in part by decreases relating to (1) the effect of our interest rate swaps hedging floor plan interest rates and (2) the divestiture of certain dealerships. The increase at stores owned prior to January 1, 1999 is due to an increase in inventory levels compared to 1999 and an increase in our weighted average borrowing rate during 2000.

     Other Interest Expense. Other interest expense increased by $3.4 million, or 11.7%, from $29.3 million to $32.8 million. The increase is due primarily to increased acquisition related indebtedness, offset in part by (1) the effect of refinancing the subordinated notes and certain other indebtedness with lower interest borrowings under our credit agreement and (2) the paydown of indebtedness with proceeds from equity offerings during 1999.

     Income Taxes. Income taxes increased by $5.1 million from $21.4 million to $26.6 million. The increase is due to an increase in pre-tax income compared with 1999, offset in part by a decrease in our estimated annual effective income tax rate. The decrease in the comparative effective rate is due primarily to a decrease in our estimated effective state tax rate resulting from certain tax planning initiatives and a change in the geographic mix of our earnings.

     Extraordinary Item. The $4.0 million extraordinary item in 2000 represents a loss resulting from the redemption premium paid for the subordinated notes and the write-off of unamortized deferred financing costs relating to the subordinated notes. The $0.7 million extraordinary item in 1999 represents the after tax gain arising from the retirement of $49.0 million of subordinated notes, offset in part by the write-off of a portion of the deferred financing costs relating to the subordinated notes.

QUARTERLY FINANCIAL DATA

     The following table shows selected income statement data for the last eight quarters:

                                                                 THREE MONTHS ENDED
                                                  ------------------------------------------------
                                                  MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                  --------   --------   ------------   -----------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
2001
Total revenues..................................  $1,395.0   $1,615.2     $1,595.8      $1,614.7
Gross profit....................................     191.8      219.0        221.1         219.3
Net income......................................       6.6       13.4         13.5          11.3
Net income per diluted common share.............  $   0.21   $   0.40     $   0.38      $   0.32

                                                                  THREE MONTHS ENDED
                                                  --------------------------------------------------
                                                  MARCH 31   JUNE 30(1)   SEPTEMBER 30   DECEMBER 31
                                                  --------   ----------   ------------   -----------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
2000
Total revenues..................................  $1,110.8    $1,204.1      $1,331.2      $1,237.9
Gross profit....................................     152.1       166.8         182.6         176.5
Net income......................................       5.6         7.1          11.2           6.1
Net income per diluted common share.............  $   0.19    $   0.24      $   0.40      $   0.21

---------------

(1) We recorded a $4.0 extraordinary loss in the second quarter of 2000 resulting from the redemption premium paid for the subordinated notes and the write-off of unamortized financing costs relating to the subordinated notes.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash requirements are primarily for working capital, the acquisition of new dealerships, the improvement and expansion of existing facilities and the construction of new facilities. Historically, these cash requirements have been met through borrowings under our credit agreement, the issuance of debt securities, including floor plan notes payable, the issuance of equity securities and cash flow from operations. At December 31, 2001, we had working capital of $135.2 million.

     We finance the majority of our new and a portion of our used vehicle inventory under revolving floor plan financing arrangements which our subsidiaries have entered into with various lenders. We make monthly interest payments on the amount financed, but are generally not required to make loan principal repayments prior to the sale of new and used vehicles. The floor plan agreements grant a security interest in the financed vehicles and related sales proceeds and require repayment after a vehicle's sale. Interest rates on the floor plan arrangements are variable and increase or decrease based on movements in the prime rate or LIBOR. As of December 31, 2001, our outstanding borrowings under floor plan arrangements amounted to $620.0 million.

     Our credit agreement with Chrysler Financial Company LLC and Toyota Motor Credit Corporation provides for revolving loans to be used for acquisitions, working capital, the repurchase of common stock and general corporate purposes. Pursuant to an amendment dated October 29, 2001, our borrowing capacity under the revolving portion of the credit agreement increased from $520.0 million to $770.0 million. Our credit agreement also provides for a term loan of $161.0 million, all of which was used during 1999 and 2000 to repurchase our senior subordinated notes. Loans under the credit agreement bear interest between LIBOR plus 2.00% and LIBOR plus 3.00%. The credit agreement is fully and unconditionally guaranteed on a joint and several basis by our automotive dealership subsidiaries (and will be guaranteed by automotive dealership subsidiaries acquired or established by us in the future) and contains a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, we are required to comply with specified ratios and tests, including debt to equity, debt service coverage and minimum working capital covenants. Our credit agreement also contains typical events of default including change of control, material adverse change and non-payment of obligations. Substantially all of our assets not subject to security interests granted to floor plan lending sources are subject to security interests granted to lenders under the credit agreement. The availability under the revolving portion of the credit agreement is limited by a collateral-based borrowing base which is calculated based on our net tangible assets. Revolving loans mature on August 3, 2005. With respect to the $161.0 million of term loans, $25.0 million must be repaid on December 23, 2003, $25.0 million must be repaid on December 23, 2005, and the remainder must be repaid on December 23, 2007. As of December 31, 2001, our outstanding borrowings under the credit agreement amounted to $541.5 million, $161.0 million of which was incurred in connection with the repurchase of notes.

     In October 2001, we entered into swap agreements of approximately four years duration pursuant to which a notional $400.0 million of our floating rate debt was exchanged for fixed rate debt. The fixed rate interest to be paid by us is based on LIBOR and amounts to approximately 4.23%. During 2000, we entered into a swap agreement of five years duration pursuant to which a notional $200.0 million of our floating rate debt was exchanged for fixed rate debt for five years. The fixed rate interest to be paid by us is based on LIBOR and amounts to approximately 7.1%.

     In 1997, we issued $200.0 million of 11.0% senior subordinated notes due 2007. In 1999, we redeemed $49.0 million of the notes. In 2000 we completed a tender offer in which we repurchased $147.3 million of the notes at a redemption price of 101% of the principal amount of the subordinated notes. The indentures governing the subordinated notes require us to comply with specified debt service coverage ratio levels in order to incur incremental indebtedness. Such indentures also limit our ability to pay dividends based on a formula that takes into account, among other things, our consolidated net income, and contain other covenants which restrict our ability to purchase capital stock, incur liens, sell assets and enter into other transactions. The subordinated notes are fully and unconditionally guaranteed on a joint and several basis by our auto dealership subsidiaries. As of December 31, 2001, $3.7 million of subordinated notes remain outstanding.

     On April 12, 1999, we entered into a securities purchase agreement with International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C., Delaware limited liability companies controlled by Penske Capital Partners, L.L.C. (together, the "PCP Entities"), pursuant to which the PCP Entities agreed to purchase (1) an aggregate of 7,903.124 shares of our Series A convertible preferred stock, par value $0.0001 per share, (2) an aggregate of
396.876 shares of our Series B convertible preferred stock, par value $0.0001 per share, and (3) warrants to purchase (a) 3,898,665 shares of common stock and
(b) 1,101,335 shares of our non-voting common stock, par value $0.0001 per share, for $83.0 million.

     The shares of Series A preferred stock and Series B preferred stock entitle the PCP Entities to dividends at a rate of 6.5% per year. The dividends were payable in kind for the first two years after issuance and are currently payable in cash. The Series A preferred stock is convertible into an aggregate of 8,794,171 shares of common stock and the Series B preferred stock is convertible into an aggregate of 648,588 shares of non-voting common stock (in each case, after giving effect to payable in kind dividends). We are entitled under some circumstances to redeem the preferred stock after May 3, 2002, for an amount per share equal to the liquidation preference. The liquidation preference is currently $10,000 per share plus accrued and unpaid dividends. Actual cash dividends payable relating to dividends earned during fiscal 2001 in connection with the preferred stock totaled $3.1 million. Beginning in fiscal 2002, the aggregate annual cash dividends payable by us are expected to total $6.1 million. Funding for such dividends is expected to come from cash flow from operations and working capital borrowings under our credit agreement.

     The warrants, as originally issued to the PCP Entities, were exercisable at a price of $12.50 per share until February 3, 2002, and $15.50 per share thereafter until May 2, 2004. Pursuant to the anti-dilution provisions of the warrants and as a result of the sale of equity to Mitsui & Co. in 2001, (a) the number of warrants to purchase common stock was increased from 3,898,665 shares to 3,915,580 shares, (b) the number of warrants to purchase non-voting common stock was increased from 1,101,335 shares to 1,106,113 shares, and (c) the warrant exercise price was lowered from $12.50 to $12.45. On February 1, 2002, the PCP Entities exercised the warrants in full and paid us the full exercise price of $62.5 million. The proceeds of the warrant exercise will be used for general working capital purposes which may include acquisitions. Pending such use, the proceeds will be used to pay down indebtedness.

     In December 2000, we issued 2,139,535 shares of common stock to Penske Corporation for $10.75 per share. Aggregate proceeds, amounting to $23.0 million, were used to reduce debt. In February 2001, we issued 1,302,326 shares of voting common stock to Mitsui & Co., Ltd. and Mitsui & Co. (U.S.A.), Inc. in a private placement for $10.75 per share (the "Mitsui Transaction"). Aggregate proceeds, amounting to $14.0 million, were used to reduce debt.

     In September 2001, we announced that our board of directors authorized the repurchase of up to three million shares of our outstanding common stock. Pursuant to that authorization, we repurchased 387,092 shares through open market purchases and negotiated transactions at an aggregate cost of $5.8 million during 2001.

     During 2001, net cash provided by operations amounted to $72.4 million. Net cash used in investing activities during 2001 totaled $221.8 million, of which $83.4 million related to capital expenditures and $138.4 million was for acquisitions. Net cash provided by financing activities during 2001 totaled $147.3 million, relating to: (1) net borrowings of $134.3 million for capital expenditures and acquisitions and (2) $18.8 million relating to the issuance of voting common stock, partially offset by $5.8 million used to repurchase common stock.

     We have a number of capital projects planned or underway relating to the expansion and renovation of our retail automotive operations. Gross cash expenditures relating to such projects are estimated to aggregate to $100.0 million. Historically, we have financed such capital expenditures with borrowings under our credit agreement and cash flow from operations. In the past, we have entered into sale leaseback transactions relating to capital expenditures on certain capital projects with Automotive Group Realty, LLC ("AGR"), a wholly owned subsidiary of Penske Corporation. We sold certain properties to AGR in 2001 for consideration of $20.9 million and made lease payments to AGR totalling $5.8 million during 2001 which payments relate to properties we lease from AGR. We believe we will continue to finance certain capital expenditures in this fashion during 2002. As a result we anticipate that the net cash we will fund for capital expenditures will amount to $70.0 million.

     In addition, we have entered into a number of arrangements to acquire retail automotive franchises from unaffiliated third parties. Funding for the cash element of these acquisitions, expected to approximate $19.0 million, is expected to come from cash flow from operations and borrowings under our credit agreement. We also have obligations with respect to past acquisitions totaling $32.0 million over the next four years.

    In connection with one of the acquisitions consummated during 2001, we agreed to make a contingent payment in cash to the extent the 289,240 shares of common stock issued in connection with the acquisition have a market value at the time of sale of less than $17.29 per share. In addition, we agreed to make a contingent payment in cash to the extent the 841,476 shares of common stock issued in connection with an acquisition completed in 2000 have a market value at the time of sale of less than $12.00 per share.

    As of December 31, 2001, we had approximately $5.4 million of cash available to fund operations and future acquisitions. In addition, a maximum of $427.0 million was available for borrowing under our credit agreement as of February 5, 2002, which availability is limited by the credit agreement's borrowing base collateral requirements (in general, the borrowing base equals our net tangible assets plus $300.0 million). The borrowing base limitations currently limit our ability to access the full availability under our credit agreement.

     We are a holding company whose assets consist primarily of the direct or indirect ownership of the capital stock of our operating subsidiaries. Consequently, our ability to pay dividends is dependent upon the earnings of our subsidiaries and their ability to distribute earnings and other advances and payments to us.

     Our principal source of growth has come from acquisitions of automotive dealerships. We believe that our existing capital resources, including the liquidity provided by our credit agreement and floor plan financing, together with the proceeds of this equity offering and the concurrent debt offering, which will be used to repay existing indebtedness, will be sufficient to fund our current operations and commitments for the next twelve months. To the extent we pursue additional significant acquisitions, we may need to raise additional capital either through the public or private issuance of equity or debt securities or through additional bank borrowings. In certain circumstances, a public equity offering could require the prior approval of several automobile manufacturers. There is no assurance that we would be able to access the capital markets or increase our borrowing capabilities on terms acceptable to us, if at all.

CYCLICALITY

     Unit sales of motor vehicles, particularly new vehicles, historically have been cyclical, fluctuating with general economic cycles. During economic downturns, the automotive retailing industry tends to experience similar periods of decline and recession as the general economy. We believe that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, fuel prices, interest rates and credit availability.

SEASONALITY

     Our business is modestly seasonal overall. Our operations generally experience higher volumes of vehicle sales in the second and third quarters of each year due in part to consumer buying trends and the introduction of new vehicle models. Also, demand for cars and light trucks is generally lower during the winter months than in other seasons, particularly in regions of the United States where dealerships may be subject to harsh winters. Accordingly, we expect our revenues and profitability to be generally lower in our first and fourth quarters as compared to our second and third quarters. The greatest seasonalities exist with the dealerships in the northeast United States, for which the second and third quarters are the strongest with respect to vehicle-related sales. The service and parts business at all dealerships experiences relatively modest seasonal fluctuations.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS No. 141"), and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), were issued in final form in June 2001. The provisions of SFAS No. 141, which require use of the purchase method of accounting and eliminate the use of the pooling-of-interests method of accounting for business combinations, apply to all business combinations completed after June 30, 2001. In addition, SFAS No. 141 includes transition provisions that apply to business combinations accounted for using the purchase method which were completed before July 1, 2001.

     The provisions of SFAS No. 142, which address the financial accounting and related reporting for acquired goodwill and other intangible assets, are effective for fiscal years beginning after December 15, 2001. SFAS No. 142, which we adopted on January 1, 2002, eliminates goodwill amortization over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value based test. Additionally, acquired intangible assets should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquiror's intent to do so. Intangible assets with definitive lives will need to be amortized over their useful lives.

     By March 31, 2002, companies are required to begin to perform an impairment analysis of intangible assets. Furthermore, companies must complete the first step of the goodwill transition impairment test by June 30, 2002. Impairment charges, if any, that result from the application of the above tests would be recorded as the cumulative effect of a change in accounting principle in the first quarter of the year ending December 31, 2002.

     We are in the process of evaluating the impact of SFAS No. 142 on our business. At the present time we cannot determine the ultimate impact of SFAS No. 142. Amortization of goodwill for the year ended December 31, 2001 was $19.7 million.

     Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") was issued in August 2001. This statement supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and establishes accounting standards for the impairment and disposal of long-lived assets and criteria for determining when a long-lived asset is held for sale. The statement removes the requirement to allocate goodwill to long-lived assets to be tested for impairment, requires that the depreciable life of a long-lived asset to be abandoned be revised in accordance with Accounting Principals Board Opinion No. 20, "Accounting Changes," provides that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. We are currently evaluating the impact of adopting SFAS No. 144 on our financial statements.

EFFECTS OF INFLATION

     We believe that the relatively moderate rates of inflation over the last few years have not had a significant impact on revenues or profitability. We do not expect inflation to have any near-term material effects on the sale of our products and services. However, there can be no assurance that there will be no such effect in the future.

     We finance substantially all of our inventory through various revolving floor plan arrangements with interest rates that vary based on the prime rate or LIBOR. Such rates have historically increased during periods of increasing inflation. We do not believe that we would be placed at a competitive disadvantage should interest rates increase due to increased inflation since most other automotive dealerships have similar floating rate borrowing arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest Rates. We are exposed to market risk from changes in the interest rates on a significant portion of our outstanding indebtedness. Outstanding balances under our credit agreement bear interest at a variable rate based on a margin over LIBOR. Based on the amount outstanding as of December 31, 2001, a 100 basis point change in interest rates would result in an approximate $5.4 million change to our annual interest expense. Similarly, amounts outstanding under floor plan financing arrangements bear interest at a variable rate based on a margin over LIBOR or Prime. Based on the average aggregate outstanding amounts under floor plan financing arrangements during the year ended December 31, 2001, a 100 basis point change in interest rates would result in an approximate $6.6 million change to our annual floor plan interest expense.

     In October 2001, we entered into swap agreements of approximately four years duration pursuant to which a notional $400.0 million of our floating rate debt was exchanged for fixed rate debt. The fixed rate interest to be paid by us is based on LIBOR and amounts to approximately 4.23%. During 2000, we entered into a swap agreement of five years duration pursuant to which a notional $200.0 million of our floating rate debt was exchanged for fixed rate debt for five years. The fixed rate interest paid by us is based on LIBOR and amounts to approximately 7.15%. For fixed rate debt including the notes, certain seller financed promissory notes and obligations under certain capital leases, interest rate changes effect the fair market value of such debt, but do not impact our earnings or cash flows.

     Foreign Currency Exchange Rates. Substantially all of our business is conducted in the United States where our revenues and expenses are transacted in U.S. dollars. As a result, the majority of our results of operations are not subject to foreign exchange rate fluctuations. We do not hedge against foreign exchange rate fluctuations due to the limited financial exposure we face with respect to such risk. In common with other automotive retailers, we purchase certain of our new vehicle inventories from foreign manufacturers. Our business in this regard is subject to certain risks, including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions and foreign exchange rate volatility. Our future results could be materially and adversely impacted by changes in these or other factors.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UNITED AUTO GROUP, INC.
  Independent Auditors' Report................................................       F-2
  Consolidated Balance Sheets as of December 31, 2001 and
     2000.....................................................................       F-3
  Consolidated Statements of Income for the years ended
     December 31, 2001, 2000, and 1999........................................       F-4
  Consolidated Statements of Stockholders' Equity and Comprehensive Income
     (Loss) for the years ended December 31, 2001, 2000, and 1999.............       F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2001, 2000, and 1999........................................       F-6
  Notes to Consolidated Financial Statements..................................       F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of United Auto Group, Inc. Detroit, Michigan

    We have audited the accompanying consolidated balance sheets of United Auto Group, Inc. (the "Company") and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 4, 2002

                             UNITED AUTO GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                          DECEMBER 31,
                                                                                  ----------------------------
                                                                                       2001           2000
                                                                                  -------------  -------------
                                                                                     (IN THOUSANDS, EXCEPT
                                                                                       PER SHARE AMOUNTS)
                    ASSETS
                      Cash and cash equivalents...............................    $       5,416  $       7,413
                      Accounts receivable, net................................          258,266        190,792
                      Inventories.............................................          641,400        737,942
                      Other current assets....................................           16,434         15,469
                                                                                  -------------  -------------
                         Total current assets.................................          921,516        951,616
                    Property and equipment, net...............................          185,452        107,085
                    Intangible assets, net....................................          784,149        664,510
                    Other assets..............................................           55,459         39,484
                                                                                  -------------  -------------
                         TOTAL ASSETS.........................................    $   1,946,576  $   1,762,695
                                                                                  =============  =============


                    LIABILITIES AND STOCKHOLDERS' EQUITY
                      Floor plan notes payable................................    $     620,014  $     689,687
                      Accounts payable........................................           76,550         55,344
                      Accrued expenses........................................           85,512         72,075
                      Current portion of long-term debt.......................            4,202         41,456
                                                                                  -------------  -------------
                         Total current liabilities............................          786,278        858,562
                    Long-term debt............................................          551,840        377,721
                    Other long-term liabilities...............................           92,775         64,742
                                                                                  -------------  -------------
                         TOTAL LIABILITIES....................................        1,430,893      1,301,025
                                                                                  -------------  -------------
                    Commitments and contingent liabilities
                    STOCKHOLDERS' EQUITY
                      Series A Preferred Stock, $0.0001 par value; 10 shares
                        authorized; 9 issued and outstanding at December 31,
                        2001; 8 issued and outstanding at December 31, 2000...               --             --
                      Series B Preferred Stock, $0.0001 par value; 10 shares
                        authorized; 1 issued and outstanding at December 31,
                        2001 and 2000.........................................               --             --
                      Common Stock, $0.0001 par value, 80,000 shares authorized;
                        23,540 shares issued, including 3,821 treasury shares, at
                        December 31, 2001; 21,990 shares issued, including 3,434
                        treasury shares, at December 31, 2000.................                2              2
                      Non-voting Common Stock, $0.0001 par value, 7,125
                        shares authorized; none issued and outstanding at
                        December, 31, 2001 and 2000...........................               --             --
                      Class C Common Stock, $0.0001 par value, 20,000
                        shares authorized; none issued and outstanding at
                        December, 31, 2001 and 2000...........................               --             --
                      Additional paid-in-capital..............................          445,311        420,166
                      Retained earnings.......................................           78,750         41,502
                      Accumulated other comprehensive loss....................           (8,380)            --
                                                                                  -------------  -------------
                         TOTAL STOCKHOLDERS' EQUITY...........................          515,683        461,670
                                                                                  -------------  -------------
                         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........    $   1,946,576  $   1,762,695
                                                                                  =============  =============


                 See Notes to Consolidated Financial Statements.

                             UNITED AUTO GROUP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                        YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------------
                                                                                 2001            2000           1999
                                                                            -------------   -------------  -------------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
         New vehicle sales..............................................    $   3,866,699   $   2,971,468  $   2,417,906
         Used vehicle sales.............................................        1,488,070       1,227,597      1,040,026
         Finance and insurance..........................................          253,737         193,121        165,751
         Service and parts..............................................          612,157         491,803        398,834
                                                                            -------------   -------------  -------------
              Total revenues............................................        6,220,663       4,883,989      4,022,517
         Cost of sales..................................................        5,369,505       4,206,032      3,473,080
                                                                            -------------   -------------  -------------
              Gross profit..............................................          851,158         677,957        549,437
         Selling, general and administrative expenses...................          693,303         539,704        445,142
                                                                            -------------   -------------  -------------
         Operating income...............................................          157,855         138,253        104,295
         Floor plan interest expense....................................          (42,430)        (44,406)       (28,676)
         Other interest expense.........................................          (34,790)        (32,777)       (29,344)
         Other income (expense), net....................................               --              --          2,617
                                                                            -------------   -------------  -------------
              Income before minority interests, income tax provision
                and extraordinary  item.................................           80,635          61,070         48,892
         Minority interests.............................................             (815)           (512)          (722)
         Income tax provision...........................................          (35,075)        (26,558)       (21,414)
                                                                            -------------   -------------  -------------
              Income before extraordinary item..........................           44,745          34,000         26,756
         Extraordinary item, net of income taxes........................               --          (3,969)           732
                                                                            -------------   -------------  -------------
              Net income................................................    $      44,745   $      30,031  $      27,488
                                                                            =============   =============  =============
         Basic income before extraordinary item per common share........    $        1.57   $        1.46  $        1.10
                                                                            =============   =============  =============
         Basic net income per common share..............................    $        1.57   $        1.26  $        1.14
                                                                            =============   =============  =============
         Income before extraordinary item per diluted common share......    $        1.31   $        1.16  $        1.01
                                                                            =============   =============  =============
         Net income per diluted common share............................    $        1.31   $        1.02  $        1.04
                                                                            =============   =============  =============
         Shares used in computing basic per share data..................           23,147          20,207         21,950
                                                                            =============   =============  =============
         Shares used in computing diluted per share data................           34,196          29,415         26,526
                                                                            =============   =============  =============


                 See Notes to Consolidated Financial Statements

                             UNITED AUTO GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

                                    CLASS A          CLASS B         VOTING AND
                                  CONVERTIBLE      CONVERTIBLE       NON-VOTING
                                PREFERRED STOCK  PREFERRED STOCK    COMMON STOCK
                                ---------------  ---------------    ------------
                                                                                                   ACCUMULATED
                                                                                                      OTHER        TOTAL    COMPRE-
                                                                              ADDITIONAL RETAINED COMPREHENSIVE    STOCK-   HENSIVE
                               ISSUED        ISSUED          ISSUED             PAID-IN  EARNINGS   INCOME        HOLDERS'  INCOME
                               SHARES AMOUNT SHARES AMOUNT   SHARES    AMOUNT   CAPITAL  (DEFICIT)  (LOSS)         EQUITY   (LOSS)
                               ------ ------ ------ ------   ------    ------   -------  ---------  ------        --------  ------
                                                                         (DOLLARS IN THOUSANDS)
BALANCES, DECEMBER 31, 1998...    --   $ --     --   $ --  20,738,384  $   2   $352,591  $(10,943) $    --        $341,650  $    --
Issuance of stock for
  acquisitions................    --     --     --     --   1,261,327     --    (13,960)       --       --         (13,960)      --
Repurchase of common stock....    --     --     --     --    (118,000)    --       (992)       --       --            (992)      --
Issuance of preferred stock
  and warrants................ 7,904     --    397     --          --     --     76,679        --       --          76,679       --
Net income....................    --     --     --     --          --     --         --    27,488       --          27,488       --
                                ----   ----    ---   ----    --------    ---   --------  --------  -------        --------  -------
BALANCES, DECEMBER 31,
  1999........................ 7,904     --    397     --  21,881,711      2    414,318    16,545       --         430,865       --
Issuance of common stock......    --     --     --     --   2,981,011     --     26,950        --       --          26,950       --
Repurchase of common stock....    --     --     --     --  (2,872,856)    --    (26,176)       --       --         (26,176)      --
Payment in kind dividends.....   438     --    124     --          --     --      5,074    (5,074)      --              --       --
Net income....................    --     --     --     --          --     --         --    30,031       --          30,031       --
                                ----   ----    ---   ----    --------    ---   --------  --------  -------        --------  -------
BALANCES, DECEMBER 31,
  2000........................  8,342    --    521     --  21,989,866      2    420,166    41,502       --         461,670       --
Issuance of common stock......    --     --     --     --   1,593,869     --     19,041        --       --          19,041       --
Exercise of options...........    --     --     --     --     343,588     --      4,781        --       --           4,781       --
Repurchase of common stock....    --     --     --     --    (387,092)    --     (5,790)       --       --          (5,790)      --
Payment in kind dividends.....    452    --    128     --          --     --      7,113    (7,113)      --              --       --
Payment of preferred stock
  dividends...................    --     --     --     --          --     --         --      (384)      --            (384)      --
Fair value of interest rate
  swap agreement..............    --     --     --     --          --     --         --        --   (7,205)         (7,205)  (7,205)
Foreign currency translation..    --     --     --     --          --     --         --        --   (1,175)         (1,175)  (1,175)
Net income....................    --     --     --     --          --     --         --    44,745       --          44,745   44,745
                                ----   ----    ---   ----    --------    ---   --------  --------  -------        --------  -------
BALANCES, DECEMBER 31,
  2001........................  8,794  $ --    649   $ --  23,540,231    $ 2   $445,311  $ 78,750  $(8,380)       $515,683  $36,365
                                =====  ====    ===   ====  ==========    ===   ========  ========  =======        ========  =======


                 See Notes to Consolidated Financial Statements.

                             UNITED AUTO GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------
                                                                               2001          2000           1999
                                                                           ------------  ------------   ------------
                                                                                     (DOLLARS IN THOUSANDS)
             OPERATING ACTIVITIES:
               Net income.............................................     $     44,745  $     30,031   $     27,488
               Adjustments to reconcile net income to net
                  cash provided by operating activities:
                  Depreciation and amortization.......................           33,625        24,174         19,131
                  Deferred income taxes...............................           12,546        10,897         10,007
                  Minority interests..................................              815           512            722
                  Extraordinary item..................................               --         5,613             --
                  Non-cash compensation expense.......................               --            --          2,250
               Changes in operating assets and liabilities:
                  Accounts receivable.................................          (56,420)      (33,144)       (11,090)
                  Inventories.........................................          158,164       (67,942)       (73,687)
                  Floor plan notes payable............................         (124,777)       69,186         59,371
                  Accounts payable and accrued expenses...............           18,079        24,478          2,690
                  Other...............................................          (14,338)      (11,969)        13,526
                                                                           ------------  ------------   ------------
                    Net cash provided by operating activities.........           72,439        51,836         50,408
                                                                           ------------  ------------   ------------
             INVESTING ACTIVITIES:
               Purchase of equipment and improvements.................          (83,394)      (37,384)       (22,161)
               Dealership acquisitions, net of cash acquired..........         (138,389)     (197,148)       (28,251)
                                                                           ------------  ------------   ------------
                    Net cash used in investing activities.............         (221,783)     (234,532)       (50,412)
                                                                           ------------  ------------   ------------
             FINANCING ACTIVITIES:
               Proceeds from borrowings of long-term debt.............          289,407       339,449         65,000
               Payments of long-term debt and capital leases..........         (155,092)     (159,863)      (159,147)
               Proceeds from issuance of common stock, preferred
                  stock and warrants..................................           18,822        16,852         76,679
               Repurchase of common stock.............................           (5,790)      (26,176)          (992)
               Deferred financing costs...............................               --            --           (227)
                                                                           ------------  ------------   ------------
                    Net cash provided by (used in) financing
                       activities.....................................          147,347       170,262        (18,687)
                                                                           ------------  ------------   ------------
                    Net decrease in cash and cash equivalents.........           (1,997)      (12,434)       (18,691)
             Cash and cash equivalents, beginning of year.............            7,413        19,847         38,538
                                                                           ------------  ------------   ------------
             Cash and cash equivalents, end of year...................     $      5,416  $      7,413   $     19,847
                                                                           ============  ============   ============


                 See Notes to Consolidated Financial Statements

                             UNITED AUTO GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    United Auto Group, Inc. ("UAG" or the "Company") is engaged in the sale of new and used motor vehicles and related products and services, including vehicle service, parts and collision repair, finance and insurance products and other aftermarket products. The Company operates dealerships under franchise agreements with a number of automotive manufacturers. In accordance with the individual franchise agreements, each dealership is subject to certain rights and restrictions typical of the industry. The ability of the manufacturers to influence the operations of the dealerships, or the loss of a franchise agreement, could have a negative impact on the Company's operating results.

Principles of Consolidation

    The consolidated financial statements include all majority-owned subsidiaries. All intercompany accounts and transactions among the consolidated subsidiaries have been eliminated.

Cash and Cash Equivalents

    Cash and cash equivalents include all highly-liquid investments that have an original maturity of three months or less at the date of purchase.

Fair Value of Financial Instruments

    Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, debt, including floor plan notes payable, and interest rate swaps used to hedge future cash flows. The carrying amount of all significant financial instruments, except the interest rate swaps, approximates fair value due either to length of maturity or the existence of variable interest rates that approximate prevailing market rates. The net fair value of the interest rate swaps, based on discounted cash flows, is approximately $12,752.

Revenue Recognition

    The Company records revenue when vehicles are delivered to customers, when vehicle service work is performed and when parts are delivered.

    The Company arranges financing for customers through various financial institutions and receives a commission from the lender equal to the difference between the interest rates charged to customers over the predetermined interest rates set by the financing institution. The Company also receives commissions from the sale of various insurance contracts to customers. The Company may be assessed a chargeback fee in the event of early cancellation of a loan or insurance contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

    The Company also receives commissions from the sale of non-recourse third party extended service contracts to customers. Under these contracts the applicable manufacturer or third party warranty company is directly liable for all warranties provided within the contract. Commission revenue from the sale of these third party extended service contracts is recorded net of estimated chargebacks at the time of sale.

Inventory Valuation

    Inventories are stated at the lower of cost or market. Cost for new and used vehicle inventories is determined using the specific identification method. Cost for parts, accessories and other inventories is based on factory list prices.

Property and Equipment

    Property and equipment are recorded at cost and depreciated over estimated useful lives, primarily using the straight-line method. Useful lives for purposes of computing depreciation for assets, other than equipment under capital lease and leasehold improvements, are between 5 and 10 years. Leasehold improvements and equipment under capital lease are depreciated over the shorter of the term of the lease or the estimated useful life of the asset.

    Expenditures relating to recurring repair and maintenance are expensed as incurred. Expenditures that increase the useful life or substantially increase the serviceability of an existing asset are capitalized. When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income.

Income Taxes

    Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Deferred tax assets or liabilities are computed based upon the difference between financial reporting and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is provided when it is more likely than not that taxable income will not be sufficient to fully realize deferred tax assets.

Intangible Assets

    Intangible assets of $784,149, consisting primarily of excess of cost over the fair value of net assets acquired in purchase business combinations, are being amortized on a straight-line basis over periods not exceeding 40 years. Accumulated amortization at December 31, 2001 amounted to $68,780. Amortization expense for the years ended December 31, 2001, 2000 and 1999 was $19,705, $15,408 and $12,996, respectively.

Impairment of Long-Lived Assets

    The carrying value of long-lived assets, including intangibles, is reviewed if the facts and circumstances, such as significant declines in revenues, earnings or cash flows or material adverse changes in the business climate, indicate that they may be impaired. The Company performs its review by comparing the carrying amounts of long-lived assets to the estimated undiscounted cash flows relating to such assets. If any impairment in the value of the long-lived assets is indicated, the carrying value of the long-lived assets is adjusted to reflect such impairment based on the discounted cash flows or the fair value of the impaired assets.

Defined Contribution Plans

    The Company sponsors a number of defined contribution plans covering a significant majority of the Company's employees. Company contributions to such plans are discretionary and are typically based on the level of compensation and contributions by plan participants. The Company incurred expense of $1,575, $1,389 and $1,315 relating to such plans during the years ended December 31, 2001, 2000 and 1999, respectively.

Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounts requiring the use of significant estimates include accounts receivable, inventories, income taxes, intangible assets and certain reserves.

Advertising

    Advertising costs are expensed as incurred. The Company incurred advertising costs of $60,952, $51,248 and $43,165 during the years ended December 31, 2001, 2000 and 1999, respectively.

Net Income Per Common Share

    Income available to common stockholders used in the computation of basic earnings per share data was computed based on net income, as adjusted to reflect dividends accrued relating to outstanding preferred stock. Basic earnings per share data was computed based on the weighted average number of common shares outstanding. Diluted earnings per share data was computed based on the weighted average number of common shares outstanding, adjusted for the dilutive effect of stock options, preferred stock and warrants.

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -----------------------------
                                                                                     2001       2000      1999
                                                                                   --------   --------  --------
                 Weighted average number of common shares
                   outstanding.................................................      23,147     20,207    21,950
                 Effect of stock options, preferred stock and
                   warrants....................................................      11,049      9,208     4,576
                                                                                    -------    -------   -------
                 Weighted average number of common shares outstanding,
                   including effect of dilutive securities.....................      34,196     29,415    26,526
                                                                                    =======    =======   =======

Segment Reporting

The Company follows the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for reporting information about a Company's operating segments. The Company operates in one reportable segment.

Derivative Instruments

    Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted ("SFAS No. 133") establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS 133, all derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. SFAS 133 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value would be recorded in earnings immediately. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recorded in earnings. If the derivative is designated in a cash-flow hedge, effective changes in the fair value of the derivative are recorded in other comprehensive income and recorded in the income statement when the hedged item affects earnings. Changes in the fair value of the derivative attributable to hedge ineffectiveness are recorded in earnings immediately. The Company adopted SFAS 133 on January 1, 2001 and recorded $10,187 as a cumulative transition adjustment (reducing other comprehensive income) relating to an interest rate swap (cash-flow hedge) the Company entered into prior to the adoption of SFAS 133. Pursuant to SFAS 133, the cumulative transition adjustment will be amortized and reflected as floorplan interest expense over the remaining life of the interest rate swap.


Reclassification

    In order to maintain consistency and comparability of financial information between periods presented, certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

2. BUSINESS COMBINATIONS

    During 2001 and 2000, the Company completed a number of acquisitions. Each of these acquisitions has been accounted for using the purchase method of accounting. As a result, the Company's financial statements include the results of operations of the acquired dealerships from the date of acquisition.

    During 2001, the Company acquired 13 automobile dealership franchises. The aggregate consideration paid in connection with such acquisitions amounted to $138,900, consisting of approximately $128,350 in cash, the issuance of 289,243 shares of the Company's $0.0001 par value voting common stock ("Common Stock") and $5,550 of seller financed promissory notes. The consolidated balance sheets include preliminary allocations of the purchase price relating to these acquisitions, which are subject to final adjustment. Such allocations resulted in recording approximately $134,383 of intangibles. In addition, the Company made an equity investment in a dealership group for approximately $8,000 in cash. During 2000, the Company acquired 35 automobile dealership franchises. The aggregate consideration paid in connection with such acquisitions amounted to $225,623, consisting of approximately $204,975 in cash, the issuance of 841,476 shares of Common Stock and $10,550 of seller financed promissory notes.

    In connection with one of the acquisitions consummated during 2001, the Company agreed to make a contingent payment in cash to the extent the Common Stock issued in connection with the acquisition has a market value of less than $17.29 per share during specified future periods. The Company also has obligations with respect to past acquisitions totaling approximately $32,000 over the next four years. In addition, the Company agreed to make a contingent payment in cash to the extent the Common Stock issued in connection with an acquisition completed in 2000 has a market value of less than $12.00 per share during specified future periods.

    During 2000, the Company paid $6,147 in cash in final settlement of its obligation with respect to a guarantee relating to 375,404 shares of Common Stock issued in connection with an acquisition that took place prior to 1998.

Pro Forma Results of Operations (Unaudited)

    The following unaudited consolidated pro forma results of operations of the Company for the years ended December 31, 2001 and 2000 give effect to acquisitions consummated during 2001 and 2000 as if they had occurred on January 1, 2000.

                                                                                        DECEMBER 31,
                                                                                ----------------------------
                                                                                     2001           2000
                                                                                -------------  -------------
                     Revenues..............................................     $   6,359,384  $   5,790,858
                     Income before minority interests and income taxes.....            87,618         75,922
                     Net income............................................            48,691         42,187
                     Net income per diluted common share...................              1.41           1.39

3. INVENTORIES

    Inventories consisted of the following:

                                                                                      DECEMBER 31,
                                                                                ---------------------------
                                                                                    2001            2000
                                                                                -----------     -----------
                     New vehicles..........................................     $   490,445     $   564,159
                     Used vehicles.........................................         111,253         136,980
                     Parts, accessories and other..........................          39,702          36,803
                                                                                -----------     -----------
                            Total Inventories..............................     $   641,400     $   737,942
                                                                                ===========     ===========


4. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                                       DECEMBER 31,
                                                                                ----------------------------
                                                                                    2001           2000
                                                                                -----------     -----------
                     Furniture, fixtures and equipment.....................     $    77,006     $    58,069
                     Equipment under capital lease.........................             823           3,806
                     Buildings and leasehold improvements..................         142,698          69,357
                                                                                -----------     -----------
                            Total..........................................         220,527         131,232
                               Less: Accumulated depreciation and
                                 amortization..............................          35,075          24,147
                                                                                -----------     -----------
                                 Property and equipment, net...............     $   185,452     $   107,085
                                                                                ===========     ===========

    Depreciation and amortization expense for the years ended December 31, 2001, 2000 and 1999 was $13,920, $8,766 and $6,135, respectively. Accumulated amortization at December 31, 2001 and 2000 on equipment under capital lease, included in accumulated depreciation and amortization above, amounted to $347 and $1,629, respectively.

5. FLOOR PLAN NOTES PAYABLE

    The Company finances the majority of its new and a portion of its used vehicle inventory under revolving floor plan financing arrangements with various lenders. The Company makes monthly interest payments on the amount financed, but is not required to make loan principal repayments prior to the sale of new and used vehicles. Outstanding borrowings under floor plan financing arrangements amounted to $620,014 and $689,687 as of December 31, 2001 and 2000, respectively. The floor plan agreements grant a security interest in the financed vehicles, as well as the related sales proceeds, and require repayment after a vehicle's sale. Interest rates on the floor plan agreements are variable and increase or decrease based on movements in prime or LIBOR borrowing rates. Floor plan interest expense for the years ended December 31, 2001, 2000 and 1999 was $42,430, $44,406 and $28,676, respectively. The weighted average interest rate on floor plan borrowings was 5.60%, 7.92% and 7.33% for the years ended December 31, 2001, 2000 and 1999, respectively.

6. LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                                            DECEMBER 31,
                                                                                      ------------------------
                                                                                          2001         2000
                                                                                      ----------- ------------
                    Credit Agreement -- Revolving Loans, weighted average
                      interest -- 6.25% and 8.39% at December 31, 2001 and
                      2000, respectively..........................................    $   380,500  $   204,595
                    Credit Agreement -- Term Loans, weighted average
                      interest -- 7.25% and 9.20% at December 31, 2001 and
                      2000, respectively..........................................        161,000      186,000
                    Seller financed promissory notes payable through 2002,
                      weighted average interest -- 7.63% and 6.60% at
                      December 31, 2001 and 2000, respectively....................          6,634       15,492
                    Term loans, weighted average interest -- 6.12% and
                      6.95% at December 31, 2001 and 2000, respectively...........          3,435        5,433
                    11% Series A and B Senior Subordinated Notes due 2007.........          3,650        3,650
                    Capitalized lease obligations.................................            823        4,007
                                                                                      -----------  -----------
                      Total long-term debt........................................        556,042      419,177
                         Less: Current portion....................................          4,202       41,456
                                                                                      -----------  -----------
                      Net long-term debt..........................................    $   551,840  $   377,721
                                                                                      ===========  ===========


    Scheduled maturities of long-term debt for each of the next five years and thereafter are as follows:


              2002................................................................         $     4,202
              2003................................................................              26,753
              2004................................................................               1,404
              2005................................................................              25,995
              2006................................................................                 791
              2007 and thereafter.................................................             496,897
                                                                                           -----------
                Total long-term debt..............................................         $   556,042
                                                                                           ===========

    The Company's Credit Agreement, dated as of August 3, 1999, as amended and restated (the "Credit Agreement"), provides for up to $770,000 in revolving loans to be used for acquisitions, working capital, the repurchase of common stock and general corporate purposes. In addition, the Credit Agreement provided for up to $186,000 to be used to repurchase the Company's 11% Senior Subordinated Notes due 2007 (the "Notes"). Pursuant to the terms of the Credit Agreement, the Company repaid $25,000 in 2001, resulting in a permanent reduction in the term loans under the Credit Agreement relating to the refinancing of the Notes. Loans under the Credit Agreement bear interest between LIBOR plus 2.00% and LIBOR plus 3.00%. Outstanding letters of credit under the Credit Agreement as of December 31, 2001 amounted to $27,824. The Credit Agreement replaced the Company's previous bank borrowing facility, which was terminated upon the effective date of the Credit Agreement. The Company incurred an extraordinary charge during 1999 of $494 ($0.02 per diluted share), net of income taxes of $396, resulting from the write-off of unamortized deferred financing costs relating to the Company's previous bank borrowing facility.

    The Credit Agreement is fully and unconditionally guaranteed on a joint and several basis by the Company's auto dealership subsidiaries and contains a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, the Company is required to comply with specified ratios and tests, including debt to equity, debt service coverage and minimum working capital covenants. The Credit Agreement also contains typical events of default including change of control, material adverse change and non-payment of obligations. Substantially all of the Company's assets not subject to security interests granted to floor plan lending sources are subject to security interests granted to lenders under the Credit Agreement.

    In October 2001, we entered into swap agreements of approximately four years duration pursuant to which a notional $400,000 of our floating rate debt was exchanged for fixed rate debt. The fixed rate interest to be paid by us is based on LIBOR and amounts to approximately 4.23%. During 2000, we entered into a swap agreement of five years duration pursuant to which a notional $200,000 of our floating rate debt was exchanged for fixed rate debt for five years. The fixed rate interest to be paid by us is based on LIBOR and amounts to approximately 7.15%. The swaps have been designated as cash flow hedges of future interest payments of the Company's LIBOR based borrowings. The swaps have been designated as hedges of the Company's floor plan borrowings and Credit Agreement.

    During 1997, the Company issued $200,000 aggregate principal amount of Notes. The indentures governing the Notes require the Company to comply with specified debt service coverage ratio levels in order to incur incremental indebtedness. Such indentures also limit the Company's ability to pay dividends based on a formula which takes into account, among other things, the Company's consolidated net income, and contain other covenants which restrict the Company's ability to purchase capital stock, incur liens, sell assets and enter into other transactions. The indentures governing the Notes further require the Company to offer to purchase all of the then outstanding Notes at a purchase price in cash equal to 101% of their principal amount in the event of a change in control, as defined. During 2000, the beneficial interest of Penske Capital Partners and certain affiliated entities exceeded 40%, which, pursuant to the indentures, was deemed to be a change in control. As a result, the Company made an offer to purchase the outstanding Notes. The tender resulted in the repurchase and retirement of $147,350 face value of Notes. The Company recorded a $3,969 loss

($0.14 per diluted share), net of $3,118 of tax, relating to the redemption premium paid for the Notes and the write-off of unamortized deferred financing costs. During 1999, the Company repurchased and retired $49,000 of the Notes. As a result, the Company recorded an extraordinary gain of $1,226 ($0.04 per diluted share), net of $1,001 of tax. The Notes are fully and unconditionally guaranteed on a joint and several basis by the Company's auto dealership subsidiaries.

    As noted, the Credit Agreement and the Notes are fully and unconditionally guaranteed on a joint and several basis by the Company's auto dealership subsidiaries (the "Note Guarantors"). Separate financial information of the Note Guarantors has been omitted because the Company is a holding company with no independent operations.

7. OPERATING LEASE OBLIGATIONS

    The Company leases its dealership facilities and corporate offices under non-cancelable operating lease agreements with expiration dates through 2026, including all option periods available to the Company. Minimum future rental payments required under non-cancelable operating leases in effect as of December 31, 2001 follow:


                2002.......................................................       $   59,323
                2003.......................................................           58,328
                2004.......................................................           58,048
                2005.......................................................           56,570
                2006.......................................................           54,656
                2007 and thereafter........................................          465,574
                                                                                  ----------
                                                                                  $  752,499
                                                                                  ==========

    Rent expense for the years ended December 31, 2001, 2000 and 1999 amounted to $47,693, $35,113 and $29,493, respectively. A number of the dealership leases are with former owners who continue to operate the dealerships as employees of the Company or with other affiliated entities. Of the total rental payments, $12,954, $5,575 and $8,466, respectively, were made to related parties during 2001, 2000, and 1999, respectively.

8. RELATED PARTY TRANSACTIONS

    As discussed in Note 7, the Company is the tenant under a number of non-cancelable lease agreements with employees of the Company and certain other affiliated entities. The terms of the leases with the former owners were negotiated prior to acquisition and the Company believes all such leases are on terms no less favorable to the Company than would be obtained through arm's-length negotiations with unaffiliated third parties. The Company is also a tenant under a number of non-cancelable lease agreements with Automotive Group Realty, LLC ("AGR"). AGR is a wholly-owned subsidiary of Penske Corporation. The Company paid AGR $5,753 and $1,260 under such lease agreements during the years ended December 31, 2001 and 2000, respectively. In addition, the Company sold AGR real property and improvements for $20,870 and $23,365 during 2001 and 2000, respectively, which were subsequently leased by AGR to the Company. The sale of each parcel of property was valued at a price which was either independently confirmed by a third party appraiser, or at the price at which the Company purchased the property from an independent third party. The Company believes that the terms of these transactions are no less favorable than the terms available from unaffiliated third parties negotiated on an arm's length basis.

    The Company is party to operating agreements with Roger S. Penske, Jr., the son of Roger S. Penske, the Company's Chairman and Chief Executive Officer, reflecting (a) the ownership by Mr. Penske, Jr. of 10% of HBL, LLC and the ownership by the Company of the remaining 90% of HBL, LLC and (b) the ownership by Mr. Penske, Jr. of 4.7% of United Auto do Brasil, Ltda. and by the Company of 90.6% of United Auto do Brasil, Ltda. In 2000, the Company contributed approximately $3,571 for its 90.6% interest in United Auto do Brasil, Ltda. and Mr. Penske, Jr. contributed approximately $185 for his 4.7% interest in United Auto do Brasil, Ltda. In 2001, Mr. Penske, Jr. contributed approximately $7,229 for his 10% interest in HBL, LLC and the Company contributed $65,064 for its 90% interest in HBL, LLC. Prior to December 31, 2001, Mr. Penske, Jr. owned 20% of UAG Cerritos, LLC. On December 31, 2001, the Company purchased Mr. Penske Jr.'s 20% interest in UAG Cerritos, LLC for $1,838. From time to time, the

Company provides these subsidiaries with working capital and other debt financing at costs that are comparable to the costs charged by the Company to its other subsidiaries.

    In prior years, the Company entered into management agreements at certain dealerships for which the closing of the acquisition of such dealerships awaited final manufacturer approval. Pursuant to such management agreements, the Company was paid a monthly fee for managing all aspects of the dealerships' operations. Aggregate income relating to such management fees of $2,571 for the year ended December 31, 1999 has been included in other income (expense), net in the accompanying consolidated statement of operations.

    From time to time, the Company pays and/or receives fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including rents paid to AGR. These transactions reflect the provider's cost or an amount mutually agreed upon by both parties. It is the Company's belief that the payments relating to these transactions are on terms at least as favorable as those which could be obtained from an unrelated third party. Aggregate payments relating to such transactions amounted to $9,798, $3,721 and $311 for the years ended December 31, 2001, 2000 and 1999, respectively.

    From time to time, the Company paid and/or received fees from Trace International Holdings, Inc. and its affiliates for services rendered in the normal course of business. The Company no longer engages in such transactions. These transactions reflected the provider's cost or an amount mutually agreed upon by both parties. It is the Company's belief that the payments relating to these transactions were on terms at least as favorable as those which would have been obtained from an unrelated third party. Aggregate payments relating to such transactions amounted to $131 for the year ended December 31, 1999.

    The Company has previously agreed to enter into an operating agreement with Lucio A. Noto, a director of the Company, which provides that an entity in which Mr. Noto has an interest will own 20% of UAG Connecticut, LLC. The Company will own the remaining 80% of UAG Connecticut, LLC. The Company purchased the operating assets (excluding real property) of UAG Connecticut, LLC in October 2000 for approximately $26,789. Mr. Noto's entity will pay approximately $5,358 for its 20% interest in UAG Connecticut, LLC, which represents 20% of the consideration paid by the Company inclusive of assets acquired and goodwill paid. The payment will be made as follows: $1,184 upon closing and the remaining $4,174 in quarterly payments over twenty years at an interest rate equal to LIBOR plus 2.25%. The payments due will be offset from permitted periodic cash distributions to Mr. Noto's entity by UAG Connecticut, LLC. The transaction is subject to approval by the manufacturers.

9. STOCK COMPENSATION PLANS

    The Company's Board of Directors and stockholders adopted a Stock Option Plan pursuant to which all full-time employees of the Company and its subsidiaries and affiliates are eligible to receive stock options. During 2001, the Company granted options to purchase 466,000 shares of Common Stock at the fair market value of the Common Stock on the grant date. Options granted under the Stock Option Plan have a ten year life and typically vest on a pro-rata basis over three or five years. As of December 31, 2001, the aggregate number of shares of Common Stock for which stock options may be granted under the Stock Option Plan is 3,000,838. As of December 31, 2001, 581,080 shares of Common Stock were available for the grant of options under the Stock Option Plan. Presented below is a summary of the status of stock options held by eligible employees during 2001, 2000 and 1999:

                                                                      2001                    2000                    1999
                                                             ----------------------  ----------------------  ----------------------
                                                                           WEIGHTED                WEIGHTED               WEIGHTED
                                                                            AVERAGE                 AVERAGE                AVERAGE
                                                                           EXERCISE                EXERCISE               EXERCISE
                             STOCK OPTIONS                      SHARES       PRICE      SHARES       PRICE      SHARES      PRICE
             --------------------------------------------    -----------  ---------  -----------  --------   -----------  --------
             Options outstanding at beginning of year....      2,020,147   $ 13.63     1,431,794   $ 15.16    1,227,390    $18.06
             Granted.....................................        466,000      9.78       588,353      9.89      332,790      7.23
             Exercised...................................        268,588     11.14            --        --           --        --
             Forfeited...................................        401,815     18.96            --        --      128,386     20.25
                                                             -----------   -------   -----------   -------    ---------   -------
             Options outstanding at end of year..........      1,815,744   $ 11.82     2,020,147   $ 13.63    1,431,794     15.16
                                                             ===========   =======   ===========   =======    =========   =======

    The following table summarizes the status of stock options outstanding and exercisable at January 1, 2002:

                                                           WEIGHTED      WEIGHTED               WEIGHTED
                             RANGE OF         STOCK         AVERAGE       AVERAGE     STOCK      AVERAGE
                             EXERCISE        OPTIONS       REMAINING     EXERCISE    OPTIONS    EXERCISE
                              PRICES       OUTSTANDING CONTRACTUAL LIFE    PRICE   EXERCISABLE    PRICE
                           -----------     ----------- ----------------  --------  -----------  --------
                              $ 7 to $13    1,243,055        7.97        $  9.21      353,154   $  9.10
                               13 to  30      572,689        6.50          17.49      407,587     17.54
                                            ---------                               ---------
                                            1,815,744                                 760,741
                                            =========                               =========

    The Company has adopted the disclosure only provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123"). Had the Company elected to recognize compensation expense for stock options based on the fair value at the grant dates of awards, income before extraordinary item and income before extraordinary item per diluted common share would have been as follows (unaudited):

                                                                                 YEAR ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                              2001        2000        1999
                                                                           ---------   ---------   -------
             Income before extraordinary item............................. $  42,754   $  32,032   $  24,516
             Income before extraordinary item per diluted common share....      1.25        1.09        0.92


    The weighted average fair value of the Company's stock options was calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: no dividend yield; expected volatility of 38.5% in 2001, 40.3% in 2000 and 49.7% in 1999; risk-free interest rate of 5.5% in 2001, 7.75% in 2000 and 8.00% in 1999; and expected lives of five years. The weighted average fair value of options granted during the years ended December 31, 2001, 2000 and 1999 is $4.15, $4.67 and $3.85 per share, respectively.

    In connection with the Securities Purchase Agreement, the Company issued 800,000 options during 1999 to purchase Common Stock with an exercise price of $10.00 per share. The Company recorded $2,250 in compensation expense during 1999 relating to the issuance of such options.

10. STOCKHOLDERS' EQUITY

    In September 2001, the Company announced that its Board of Directors authorized the repurchase of up to three million shares of the Company's outstanding stock. Pursuant to such authorization, the Company repurchased 387,092 shares during 2001 through open market purchases and negotiated transactions at an aggregate cost of $5,790. During 2000 and 1999, the Company completed the repurchase of 2,990,856 shares through open market purchases and negotiated transactions at an aggregate cost of $27,168.

    In February 2001, we issued 1,302,326 shares of voting common stock to Mitsui & Co., Ltd. and Mitsui & Co. (U.S.A.), Inc. in a private placement for $10.75 per share (the "Mitsui Transaction"). Aggregate proceeds, amounting to $14.0 million, were used to reduce debt.

    In December 2000, the Company issued 2,139,535 shares of Common Stock to Penske Corporation in a private placement for $10.75 per share. Aggregate proceeds, amounting to $23,000, were used to reduce debt. In addition, the Company's Third Restated Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 40,000,000 shares to 80,000,000 shares in December 2000.

     The shares of Series A preferred stock and Series B preferred stock entitle International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (collectively, the "PCP Entities") to dividends at a rate of 6.5% per year. The dividends were payable in kind for the first two years after issuance and are currently payable in cash. The Series A preferred stock is convertible into an aggregate of 8,794,171 shares of common stock and the Series B preferred stock is convertible into an aggregate of 648,588 shares of non-voting common stock (in each case, after giving effect to payable in kind dividends). We are entitled under some circumstances to redeem the preferred stock after May 3, 2002, for an amount per share equal to the liquidation preference. The liquidation preference is currently $10,000 per share plus accrued and unpaid dividends. Actual cash dividends payable relating to dividends earned during fiscal 2001 in connection with the preferred stock totaled $3.1 million. Beginning in fiscal 2002, the aggregate annual cash dividends payable by us are expected to total $6.1 million. Funding for such dividends is expected to come from cash flow from operations and working capital borrowings under our credit agreement.

     The warrants, as originally issued to the PCP Entities, were exercisable at a price of $12.50 per share until February 3, 2002, and $15.50 per share thereafter until May 2, 2004. Pursuant to the anti-dilution provisions of the warrants and as a result of the sale of equity to Mitsui & Co. in 2001, (a) the number of warrants to purchase common stock was increased from 3,898,665 shares to 3,915,580 shares, (b) the number of warrants to purchase non-voting common stock was increased from 1,101,335 shares to 1,106,113 shares, and (c) the warrant exercise price was lowered from $12.50 to $12.45. On February 1, 2002, the PCP Entities exercised the warrants in full and paid us the full exercise price of $62.5 million. The proceeds of the warrant exercise will be used for general working capital purposes which may include acquisitions. Pending such use, the proceeds will be used to pay down indebtedness.

11. INCOME TAXES

    The income tax provision relating to income from continuing operations consisted of the following:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                     2001      2000         1999
                                                                                  --------- ---------    ---------
               Current:
                 Federal.....................................................     $ 16,990  $  11,950    $   7,091
                 State and local.............................................        5,535      3,269        3,352
                 Foreign.....................................................            4        442          964
                                                                                  --------  ---------    ---------
                    Total current............................................       22,529     15,661       11,407
                                                                                  --------  ---------    ---------
               Deferred:
                 Federal.....................................................       10,214      9,397        9,085
                 State and local.............................................        2,080      1,255          517
                 Foreign.....................................................          252        245          405
                                                                                  --------  ---------    ---------
                    Total deferred...........................................       12,546     10,897       10,007
                                                                                  --------  ---------    ---------
               Income tax provision before extraordinary item................     $ 35,075  $  26,558    $  21,414
                                                                                  ========  =========    =========

   The income tax provision varied from the U.S. federal statutory income tax rate due to the following:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                    2001        2000       1999
                                                                                 ---------   ---------  ---------
               Income tax provision at the Federal statutory rate of 35%.....    $  28,222   $  21,374  $  17,096
               State and local income taxes, net of federal benefit..........        4,950       2,941      2,516
               Non-deductible amortization of goodwill.......................        2,393       1,864      1,330
               Other.........................................................         (490)        379        472
                                                                                 ----------  ---------  ---------
               Income tax provision relating to continuing operations........    $  35,075   $  26,558  $  21,414
                                                                                 =========   =========  =========

    The components of deferred tax assets and liabilities at December 31, 2001 and 2000 were as follows:

                                                                                                            2001         2000
                                                                                                        ----------   ----------
DEFERRED TAX ASSETS
Accrued liabilities..............................................................................       $    8,056   $    7,567
Derivative instruments...........................................................................            5,547           --
Net operating loss carryforwards.................................................................            1,162        2,565
Capital loss carryforwards.......................................................................               41        3,031
Other............................................................................................            1,491        3,020
                                                                                                        ----------   ----------
Total deferred tax assets........................................................................           16,297       16,183
Valuation allowance..............................................................................               --       (1,490)
                                                                                                        ----------   ----------
  Net deferred tax assets........................................................................           16,297       14,693
                                                                                                        ----------   ----------
DEFERRED TAX LIABILITIES
Depreciation and amortization....................................................................          (29,915)     (19,021)
Partnership investments..........................................................................          (16,439)     (17,440)
                                                                                                        ----------   ----------
  Total deferred tax liabilities.................................................................          (46,354)     (36,461)
                                                                                                        ----------   ----------
  Net deferred tax liabilities...................................................................       $  (30,057)  $  (21,768)
                                                                                                        ==========   ==========

    At December 31, 2001, the Company has $35,691 of state net operating loss carryforwards that expire at various dates through 2021.

12. SUPPLEMENTAL CASH FLOW INFORMATION

    The following table presents supplementary cash flow information:

                                                                                                   2001       2000       1999
                                                                                                ---------  ---------  -------
Cash paid interest.......................................................................       $  81,385  $  77,560  $  57,073
Cash paid income taxes...................................................................          25,481     14,149      9,587
Non-cash financing and investing activities:
  Dealership acquisition costs financed by issuance of stock.............................           5,000     10,098         --
  Dealership acquisition cost financed by long-term debt.................................           5,550     10,550      1,500

13. SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                             FIRST        SECOND           THIRD        FOURTH
                                                                            QUARTER       QUARTER         QUARTER       QUARTER
                                                                            -------       -------         -------       -------
2001
  Total revenues.................................................       $  1,394,976  $   1,615,183   $   1595,783  $  1,614,721
  Gross profit...................................................            191,790        218,996        221,099       219,273
  Net income.....................................................              6,570         13,405         13,488        11,282
  Net income per diluted common share............................       $       0.21  $        0.40   $       0.38  $       0.32



                                                                            FIRST         SECOND           THIRD       FOURTH
                                                                           QUARTER      QUARTER (1)       QUARTER      QUARTER
                                                                           -------      -----------       -------      -------
2000
  Total revenues.................................................       $  1,110,767  $   1,204,149   $  1,331,173  $  1,237,900
  Gross profit...................................................            152,113        166,780        182,613       176,451
  Net income.....................................................              5,640          7,095         11,179         6,117
  Net income per diluted common share............................       $       0.19  $        0.24   $       0.40  $       0.21

----------

(1) As discussed in Note 6, the Company recorded a $3,969 extraordinary loss in the second quarter of 2000.

    The per share amounts are calculated independently for each of the quarters presented. The sum of the quarters may not equal the full year per share amounts.

14. SUBSEQUENT EVENT

    In February 2002, the PCP Entities exercised the Warrants for $62,520. As a result, the Company issued 3,915,580 shares of Common Stock and 1,101,335 shares of Non-Voting Common Stock. The proceeds of the warrant exercise will be used for general working capital purposes, which may include acquisitions. Pending such use, the proceeds will be used to pay down indebtedness.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     February 6, 2002         UNITED AUTO GROUP, INC.


                                    By: /s/ Robert H. Kurnick, Jr.
                                        ----------------------------------------
                                            ROBERT H. KURNICK, JR.
                                    Its:    EXECUTIVE VICE PRESIDENT

                                  EXHIBIT INDEX


     EXHIBIT                   DESCRIPTION OF EXHIBIT            SEQUENTIAL PAGE
     NUMBER                                                        NUMBER

      23                      Consent of Independent Auditors'